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                                  EXHIBIT A (1)

                      GEN-NET REALTY UNIT INVESTMENT TRUST
                                 TRUST AGREEMENT

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                      GEN-NET REALTY UNIT INVESTMENT TRUST

                                 TRUST AGREEMENT

                                  APRIL - 2000

This Trust Agreement (this "Agreement") between GENESIS FINANCIAL GROUP, INC., a Michigan corporation, as settlor and sponsor ("Sponsor"), and GREGORY S. BARTON as initial trustee ("Initial Trustee"), sets forth certain provisions and provides certain powers to the Initial Trustee.

                                WITNESSETH THAT:

WHEREAS, the Sponsor is preparing to file a public registration of the GEN-NET REALTY UNIT INVESTMENT TRUST, (the "Trust");

WHEREAS, the Initial Trustee shall execute the pre-registration procedures and obligations of the Trust and shall resign before registration filing and shall be succeeded by Citizens First Savings Bank; and

WHEREAS, Citizens First Savings Bank shall serve as successor trustee ("Trustee") of the restated trust commencing at resignation of the Initial Trustee;

THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee agree to hold the trust estate for the following uses and purposes and subject to the terms and conditions hereinafter set forth:

                                     PART I

                               GENERAL PROVISIONS

The following terms and conditions are hereby agreed to:

1. The Sponsor or any other person with the consent of the Trustee may add to the principal of the Trust. Such additions shall be covered by the provisions hereof, the same as if originally included herein.

2. This Agreement shall be construed and regulated in all aspects by the laws of the State of Michigan.

3. This Trust shall for convenience be known as GEN-NET REALTY UNIT INVESTMENT TRUST, and it shall be sufficient that it be referred to as such in any deed, assignment, bequest or devise.

4. The paragraph headings used are for convenience only and shall not be utilized for interpretation of this Trust Agreement. Wherever the context so requires, the masculine shall include the feminine and neuter and the singular shall include the plural. If any portion of this Trust Agreement is held to be void or unenforceable, the balance of the Trust Agreement shall nevertheless be carried into effect.

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                                     PART II

                          DUTIES AND RIGHTS OF TRUSTEE

The Trustee shall manage, invest and reinvest the Trust Estate, shall collect the income thereof, and pay necessary expenses, claims and debts.

The Trustee shall be entitled to receive a fair and just compensation for services rendered hereunder and shall also be reimbursed for all reasonable expenses incurred in the management and protection of the Trust Estate.

The Trustee shall render to the Sponsor, statements of assets in the Trust and of receipts and disbursements as Trustee hereunder at least quarter-annually. Such statements shall reflect the net earnings and the net losses of the Trust and the increase or decrease in the value of the Trust Estate in accordance with the then market value.

4. The Trustee shall be exempt from registering this Trust Agreement and any of the trusts created hereunder as may be required by the Revised Probate Code for the State of Michigan or any other applicable statute.

The Trustee may, at any time, record, file or deliver a Certificate of Trust Existence and Authority with or to any clerk, register of deeds, transfer agent or other similar agency or office or to any person dealing with the Trustee. Such Certificate shall contain a verbatim recital of pertinent provisions of this Agreement and shall be signed and acknowledged by Settlor or by the Trustee. Any purchaser or persons dealing with the Trustee shall be entitled to rely on such a Certificate as a full statement of the provisions of this Agreement which are pertinent to the particular transaction. Machine copies of the executed Certificate shall have the same effect and authority as the executed Certificate.

Any Trustee or Successor Trustee may resign by instrument in writing.

                                    PART III

                       POWERS AND OTHER DUTIES OF TRUSTEE

The Trustee shall, except as otherwise provided in this Trust Agreement, have the following general powers, in addition to and not by way of limitation, the powers provided by law, said powers to be exercised in the Trustee's absolute discretion:

I . The Trustee is hereby granted the power to buy, sell, mortgage or lease any property, real or personal, at any time forming a part of the said Trust Estate. The Trustee shall also have all powers conferred upon Trustees by the statutes of the State of Michigan. The Trustee shall not be limited to the type and character of investments in which the Trustee may invest the funds of this Trust, so long as the Trustee used reasonable prudence and judgment in the selection of investments.

2. To make any payment or distribution herein with any item or items of property without regard to the tax or other effect thereof on any beneficiary. The Trustee shall not be required to make any equitable adjustment between and among beneficiaries or with respect to the income and principal accounts of any trust fund hereunder because of the tax or other effect of the Trustee's allocation. The decision of the Trustee not to make any such adjustment shall be binding on all interested parties.

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To retain such property for any period, whether or not the same be of the character permissible for investments by fiduciaries under any applicable law, and without diversification of the investments.

4. To render liquid the Trust Estate or any trust created hereunder, in whole or in part at any time or from time to time, and hold cash or readily marketable securities of little or no yield for such period as the Trustee may deem advisable.

5. To borrow money for any purpose from any source including the Trustee or any other fiduciary at any time acting hereunder, and to secure the repayment of any and all amounts so borrowed by mortgage or pledge of any property.

6. To execute and deliver any and all investments in writing which it may deem advisable to carry out any of the foregoing powers. No party to any such instrument in writing signed by the Trustee shall be obliged to inquire into its validity.

To invest any part or all of the principal of the Trust Estate in any common trust fund, legal or discretionary, which may be established and operated by and under the control of the Trustee.

8. To allocate in the Trustee's sole discretion, in whole or in part, to principal and income, all receipts and disbursements for which no express provision is made hereunder, which allocation shall fully protect the Trustee with respect to any action taken or payment made in reliance thereon.

IN WITNESS WHEREOF, the parties hereto have duly executed this Trust Agreement as of the date first above written.

GENESIS FINANCIAL GROUP, INC.                    GREGORY S. BARTON
Sponsor                                          Trustee

/s/ D. James Barton                              /s/ Gregory S. Barton
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D. James Barton, President                       GREGORY S. BARTON, Trustee

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